EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-73142 and 333-42772 of Conexant Systems, Inc. on Form S-8 of our report dated June 22, 2004, appearing in this Annual Report on Form 11-K of Conexant Systems, Inc. Hourly Employees’ Savings Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
June 22, 2004